May 26, 2006

Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549

Re: Rand Logistics, Inc.
    File Ref No: 000-50908

Ladies and Gentlemen:

We have read the statements made by Rand Logistics, Inc. in Item 4.01 of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission. We agree with the statements therein concerning our firm.

Very truly yours,


/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP